UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2026

SPERO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38266	46-4590683
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

675 Massachusetts Avenue, 14th Floor
Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (857) 242-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SPRO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation

(a)    On November 9, 2026, Patrick Vink, M.D., who was serving as a Class II director, notified the Board of Directors (the “Board”) of Spero Therapeutics, Inc. (the “Company”), of his decision to resign as a member of the Board, including from his role as the Chair of the Nominating and Corporate Governance Committee, a member of the Compensation Committee, and from all director positions he holds with any and all subsidiaries of the Company, effective as of November 10, 2026. Dr. Vink’s decision to resign was not the result of any dispute or disagreement between Dr. Vink and the Company, management of the Company, or any other member of the Board on any matter relating to the Company’s operations, policies, or practices. The Company thanks Dr. Vink for his 11 years of service to the Company.

Director Appointment

(b)    On November 9, 2026, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed William Ho M.D., Ph.D., as a Class II director, to fill the vacancy created by the resignation of Patrick Vink, M.D., effective as of November 10, 2026. Dr. Ho will serve as a director until his successor is duly elected or appointed and qualified or until his earlier retirement, disqualification, resignation, removal or death. Dr. Ho was also appointed to the Development Committee of the Board.

Dr. Ho is a physician-scientist and biotech executive with more than 20 years of clinical development experience across oncology, allergy, and immunology. He served as Chief Medical Officer of RAPT Therapeutics from 2015 to December 2025, where he most recently led the U.S. and ex-China development strategy and initiation of clinical development for an in-licensed next-generation anti-IgE monoclonal antibody. The program contributed to GSK’s $2.2 billion acquisition of RAPT Therapeutics, finalized in March 2026. Dr. Ho brings extensive experience in clinical immunotherapy and the translational and clinical development of novel therapeutics. Prior to joining RAPT Therapeutics, he served as Vice President of Clinical Development at Igenica Biotherapeutics, where he led the clinical development of antibody-based therapeutics. Previously, Dr. Ho spent seven years in roles up to Senior Medical Director in the Genentech Research and Early Development (gRED) group in BioOncology, where he led the development of small-molecule, antibody and antibody-drug conjugate programs from IND filing through Phase 3. Dr. Ho received his A.B. in Molecular Biology from Princeton University and his M.D. and Ph.D. in Microbiology and Immunology from Stanford University School of Medicine.

In connection with Dr. Ho’s appointment to the Board, Dr. Ho (i) will receive an annual cash retainer of $40,000 for service on the Board and an additional annual cash retainer of $5,000 for service as a member of the Development Committee of the Board and (ii) was granted on the effective date of his appointment an option to purchase 100,000 shares of the Company’s common stock, which vests over one year in equal monthly installments. Dr. Ho has also entered into the Company’s standard form of Indemnification Agreement, the form of which was filed as Exhibit 10.7 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 26, 2026.

There are no arrangements or understandings between Dr. Ho and any other person pursuant to which he was selected as a director of the Company. Dr. Ho is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Dr. Ho has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2026	SPERO THERAPEUTICS, INC.

	By:	/s/ Esther Rajavelu
Esther Rajavelu
Chief Executive Officer and Chief Financial Officer

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